Exhibit 99

Manning & Napier, Inc. Reports Third Quarter 2021 Earnings Results

FAIRPORT, NY, October 27, 2021 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2021 third quarter results for the period ended September 30, 2021.
Summary Highlights
•Assets under management ("AUM") at September 30, 2021 were $22.0 billion, compared to $22.3 billion at June 30, 2021
•Revenue for the third quarter was $37.5 million, an increase of 17% from the third quarter of 2020 and an increase of 4% from the second quarter of 2021
•Third quarter income before taxes was $9.2 million; the net income attributable to Manning & Napier, Inc. for the third quarter was $6.5 million, or $0.29 per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the third quarter was $6.9 million, or $0.30 per adjusted share
•The Company's Board of Directors declared a quarterly dividend of $0.05 per share of Class A common stock at its July 2021 board meeting

“Results for clients were muted in the third quarter with returns generally in-line with benchmarks, which were broadly soft. Our intermediate- to long-term results remain excellent across the vast majority of our investment suite,” commented Marc Mayer, Chairman of the Board and Chief Executive Officer of Manning & Napier.

Marc added, “We are making solid progress on our strategic initiatives, strengthening our wealth and asset management businesses, driving forward our comprehensive digital transformation, and targeting positive net flows in 2022. We are building for long term success while simultaneously returning excess capital to shareholders.”
Third Quarter 2021 Financial Review
Manning & Napier reported third quarter 2021 revenue of $37.5 million, an increase of 17% from revenue of $32.1 million reported in the third quarter of 2020, and an increase of approximately $1.5 million, or 4%, from revenue of $36.1 million reported in the second quarter of 2021. These changes in revenue resulted primarily from changes in average AUM over the same periods. Average AUM for the quarter was $22.4 billion, a 16% increase from the third quarter of 2020 and a 2% increase from the second quarter of 2021, when average AUM was $19.2 billion and $21.8 billion, respectively. Revenue as a percentage of average AUM was 0.67% for the third quarter of 2021, compared to 0.66% for both the third quarter of 2020 and the second quarter of 2021.
Total operating expenses for the third quarter of 2021 were $28.2 million, an increase of $0.4 million, or 2%, compared with the third quarter of 2020, and a decrease of less than $0.1 million compared with the second quarter of 2021 due to the factors described below.
Compensation and related costs were $18.7 million for the third quarter of 2021, an increase of $0.1 million, or 1%, compared with the third quarter of 2020 and an increase of $0.4 million, or 2%, compared with the second quarter of 2021. The change in the current quarter compared to the third quarter of 2020 was driven by increases in our sales incentive accruals as well as one time severance costs, partially offset by the impacts of the implementation of a deferred compensation plan during the first quarter of 2021, whereby a fraction of incentive compensation for our most highly compensated employees will be invested in our investment products and vested over a multi-year period. The change in the current quarter compared to the second quarter of 2021 is attributed to an increase in our sales incentives accrual, an increase in one-time severance costs, and an increase in payroll expense which is in line with increased headcount. Compensation and related costs as a percentage of revenue were 50% for the third quarter of 2021, compared with 58% in the third quarter of 2020 and 51% for the second quarter of 2021.
Distribution, servicing and custody expenses for the third quarter of 2021 decreased by less than $0.1 million, or 3% compared with the third quarter of 2020, and increased by less than $0.1 million, or 1%, compared with the second quarter of 2021. The increase from the second quarter of 2021 is generally in line with increases in average AUM, however the decrease from the third quarter of 2020 stems from business mix generally trending towards asset classes that do not have a distribution fee attached.
Other operating costs for the third quarter of 2021 were $7.0 million, an increase of approximately $0.4 million, or 5% compared with the third quarter of 2020, and a decrease of $0.5 million, or 7%, when compared with the second quarter of 2021. The increase during the current quarter as compared to the third quarter of 2020 was driven by a gain recognized in the 2020 period related to a reimbursement of expenses paid previously on behalf of the Company's affiliated mutual funds and collective investment trusts. The decrease compared to the second quarter of 2021 is driven by reduction in professional fees needed to support the digital transformation and the annual exchange process during the second quarter of 2021. Other operating costs as a percentage of revenue for the third quarter of 2021 were 19%, compared to 21% for both the third quarter of 2020 and second quarter of 2021.
Operating income was $9.3 million for the third quarter of 2021, an increase of approximately $5.1 million from operating income of $4.3 million for the third quarter of 2020, and an increase of $1.5 million from operating income of $7.8 million for the second quarter of 2021. Operating margin for the third quarter of 2021 increased to 25%, compared to 13% for the third quarter of 2020 and 22% for the second quarter of 2021.
Non-operating loss was less than $0.1 million for the quarter, compared to income of $0.6 million and $0.3 million in the third quarter of 2020 and second quarter of 2021, respectively. The third quarter of 2021 includes approximately $0.1 million of net losses on investments held by the Company, compared to net gains of $0.4 million in both the third quarter of 2020 and the second quarter of 2021. Interest and dividend income for the third quarter of 2021 was less than $0.1 million, compared to $0.1 million in both the third quarter of 2020 and the second quarter of 2021. The Company recognized no change during the third quarter of 2021, compared to an expense of $0.2 million in the second quarter of 2021, related to changes in the Company's expected tax benefits and the corresponding changes in the payment of such benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group, LLC ("Manning & Napier Group").
Income before provision for income taxes was $9.2 million for the quarter, compared to $4.8 million in the third quarter of 2020 and $8.0 million in the second quarter of 2021. The Company recognized a provision for income taxes of $2.5 million in the third quarter of 2021, compared to $1.7 million and $1.3 million in the third quarter of 2020 and second quarter of 2021, respectively. The increase in the Company's effective tax rate during the current quarter compared to the second quarter of 2021 is attributed to the discrete benefits received from the exercise of stock options during the second quarter of 2021 that did not occur in the third quarter of 2021.
Net income attributable to the controlling and the non-controlling interests for the third quarter of 2021 was $6.7 million, compared to $3.1 million in the third quarter of 2020 and $6.7 million in the second quarter of 2021. Net income attributable to Manning & Napier, Inc. for the third quarter of 2021 was $6.5 million, or $0.35 per basic and $0.29 per diluted share, compared to $2.5 million, or $0.15 per basic and $0.13 per diluted share, in the third quarter of 2020 and $5.9 million, or $0.35 per basic and $0.29 per diluted share, in the second quarter of 2021 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group. The remaining ownership interest is attributable to the other members of Manning & Napier Group.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported third quarter 2021 economic income of $9.8 million, compared to $5.2 million in the third quarter of 2020 and $8.8 million in the second quarter of 2021. The Company reported economic net income of $6.9 million, or $0.30 per adjusted share, in the third quarter of 2021 compared to $3.2 million, or $0.14 per adjusted share, in the third quarter of 2020 and $7.4 million, or $0.31 per adjusted share, in the second quarter of 2021. The Company's adjusted income taxes during the third quarter of 2021 were $2.9 million, compared to $2.0 million for the third quarter of 2020 and $1.5 million for the second quarter of 2021.

Nine months ended September 30, 2021 Financial Review
Manning & Napier reported 2021 year-to-date revenue of $107.8 million, an increase of 15% from revenue of $93.5 million reported in the same period in 2020. This increase was driven by changes in average AUM, which increased by 15% from the prior year to $21.5 billion in 2021. Revenue as a percentage of average AUM was 0.67% and 0.66% for the nine months ended September 30, 2021 and 2020, respectively.
Total operating expenses for 2021 year-to-date were $84.5 million, relatively flat when compared to the same period in 2020.
Compensation and related costs for the nine months ended September 30, 2021 increased by $0.7 million, or 1%, when compared to the same period in 2020. This change was driven by increased incentive compensation accruals based on increases in both sales and year to date performance in 2021, partially offset by the impacts of the implementation of a deferred compensation plan during the first quarter of 2021. Compensation and related costs as a percentage of revenue were 52% for 2021 year-to-date compared to 59% for the same period in 2020.
Distribution, servicing and custody expenses for 2021 decreased by $0.5 million, or 6%, from the same period in 2020. The expense decreased despite an increase in average mutual fund and collective trust AUM, which increased by 6% from 2020 primarily as a result of business mix generally trending towards asset classes that do not have a distribution fee attached.
Other operating costs for 2021 year-to-date decreased by less than $0.1 million, when compared to the same period in 2020. Other operating costs as a percentage of revenue were 20% for 2021 year-to-date, compared with 23% for the same period in 2020.
Operating income was $23.3 million for 2021 year-to-date, an increase of $14.0 million, or 152%, from $9.2 million in 2020. Operating margin for 2021 year-to-date was 22% compared to 10% in the same period of 2020.
Non-operating income for 2021 year-to-date was $0.6 million, an increase of approximately $1.7 million from non-operating loss of $1.1 million for the same period in 2020. The 2021 year-to-date period includes $0.7 million net gains on investments held by the Company, compared to a net loss of less than $0.1 million in the same period of 2020. Interest and dividend income for 2021 year-to-date was $0.2 million, compared to $0.8 million in the same period of 2020. Also included in non-operating income for 2021 year-to-date was an expense of $0.2 million, compared to an expense of $1.9 million recognized for the same period of 2020, related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group and the corresponding changes in the payment of such benefits.
Income before provision for income taxes was $23.9 million for 2021 year-to-date, compared to $8.2 million in the same period of 2020, a 193% increase. The Company recognized a provision for income taxes of $4.5 million for 2021 year-to-date compared to a benefit of less than $0.1 million in the same period of 2020. The change is attributed to the enactment of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") on March 27, 2020 which included, among other things, the elimination of certain restrictions on net operating losses. As a result, the Company recognized an income tax benefit in 2020 related to the favorable rate applied to its net operating losses. This decrease was partially offset by a higher portion of Manning & Napier Group's earnings subject to taxation at the C-Corporation level. Manning & Napier Inc.'s ownership of Manning & Napier Group increased as a result of the redemption and subsequent retirement of 60,012,419 Class A units of Manning & Napier Group on May 11, 2020, and further increased during the second quarter of 2021 as a result of the annual exchange process between the Company and the holders of its non-controlling interests.
Net income attributable to the controlling and the non-controlling interests was $19.4 million and $8.2 million for the nine months ended September 30, 2021 and 2020, respectively. Net income attributable to Manning & Napier, Inc. for 2021 year-to-date was $17.7 million, or $1.01 per basic and $0.85 per diluted share, compared to $4.9 million, or $0.30 per basic and $0.15 diluted share in the same period of 2020.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported economic income of $26.2 million for the nine months ended September 30, 2021, compared to $10.2 million in 2020. Economic net income for 2021 year-to-date was $21.0 million, or $0.90 per adjusted share, compared to $8.7 million, or $0.17 per adjusted share in the same period of 2020. The Company's adjusted income taxes during the nine months ended September 30, 2021 were $5.2 million, compared to $1.5 million in the same period of 2020. The adjusted income taxes in the nine months ended September 30, 2020 includes the income tax benefit attributed to the enactment of the CARES Act, as discussed above.

Assets Under Management
As of September 30, 2021, AUM was $22.0 billion, a decrease of 1% from $22.3 billion as of June 30, 2021 and an increase of 14% from $19.2 billion as of September 30, 2020. The composition of the Company's AUM across portfolios as of both September 30, 2021 and June 30, 2021 was 67% in blended assets, 28% in equity, and 5% in fixed income, compared with 70% in blended assets, 25% in equity, and 5% in fixed income at September 30, 2020. By channel, the composition of the Company's AUM at September 30, 2021 was approximately 43% in wealth management and 57% in institutional and intermediary.
Since June 30, 2021, AUM decreased by $0.3 billion. This decrease in AUM was attributable to $0.1 billion in market depreciation and approximately $0.2 billion in net client outflows. The net client outflows of approximately $0.2 billion consisted of wealth management net outflows of $26.2 million, coupled with institutional and intermediary net outflows of $130.7 million. The annualized separate account retention rate for the three months ended September 30, 2021 was 98%, consistent with the rolling 12 months ended September 30, 2021.
When compared to September 30, 2020, AUM increased by over $2.7 billion from $19.2 billion, including increases of approximately $1.4 billion, or 17%, in wealth management AUM and approximately $1.4 billion, or 12%, in institutional and intermediary AUM. The $2.7 billion increase in AUM from September 30, 2020 to September 30, 2021 was attributable to market appreciation of $3.9 billion, partially offset by net client outflows of approximately $1.2 billion. The net client outflows of $1.2 billion consisted of approximately $0.3 billion of net outflows in our wealth management sales channel and $0.8 billion of net outflows within our institutional and intermediary sales channel.
Balance Sheet
Cash and cash equivalents, and investments totaled $89.7 million as of September 30, 2021, compared to $79.4 million as of June 30, 2021. The increase in cash and cash equivalents and investments of approximately $10.3 million during the quarter was driven by cash provided by operations, primarily attributed to net income during the quarter and the timing of accrued annual incentive compensation payments. This increase in cash and cash equivalents, and investments was partially offset by cash used in financing activities, including $0.9 million of cash used on a third quarter dividend of $0.05 per share of Class A common stock and $0.3 million of cash used to purchase Manning & Napier Inc. Class A common shares under the Company's share repurchase program described below in the Business Updates section of this release.
Business Updates
On February 3, 2021, the Board of Directors approved a share repurchase program authorizing the purchase of up to $10.0 million of Manning & Napier Inc. Class A common shares through December 31, 2021. The Company has funded the program through cash on hand and cash flows and has purchased a total of 749,005 Class A common shares for an aggregate purchase price of approximately $5.7 million as of September 30, 2021.
Subsequent to quarter end, on October 22, 2021, our Board of Directors declared a quarterly dividend of $0.05 per share of Class A common stock. The dividend will be paid on or about November 22, 2021 to shareholders of record as of the close of business on November 8, 2021.
Conference Call
Manning & Napier will host a conference call to discuss its 2021 third quarter financial results on Wednesday, October 27, 2021, at 5:00 p.m. ET. To access the teleconference, please dial 866-831-8713 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# MNQ321. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through November 3, 2021. The teleconference replay can be accessed by dialing 800-839-5629 (domestic and international). A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business as a whole in the ordinary, ongoing and customary course of its operations. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic income presents a financial measure of the controlling and non-controlling interests of Manning & Napier Group and excludes from income before provision for income taxes strategic restructuring and transaction costs, net. We define strategic restructuring and transaction costs, net, as items related to our ongoing strategic review focused on the evolution of our distribution strategy and technology initiatives. These include severance-related costs, certain consulting and other professional service fees, lease and other contract termination costs, and gain or loss on sale of a business.
Economic net income is a non-GAAP measure of after-tax operating performance for the controlling and non-controlling interests of Manning & Napier Group and equals the Company’s income before provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group allocated to the units of Manning & Napier Group is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense/(benefit) at an effective rate of 29.8%, 39.3% and 16.4% for the three-month periods ended September 30, 2021, September 30, 2020 and June 30, 2021, respectively, and an expense of 20.0% and 15.0% for the nine-months ended September 30, 2021 and 2020, respectively, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the weighted average number of adjusted Class A common shares outstanding. The number of weighted average adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 280 employees as of September 30, 2021.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; the impact of COVID-19 on the U.S. and global economy; a decline in the performance of the Company’s products; client sales and redemption activity; any loss of an executive officer or key personnel; changes in the Company’s business related to strategic acquisitions and other transactions; the Company’s ability to successfully deploy new technology platforms and upgrades; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts
Investor Relations:
Emily Blum
Prosek Partners
973-464-5240
eblum@prosek.com

Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenues
Management Fees
Wealth management	$16,366	$16,111	$13,743	$47,825	$41,335
Institutional and intermediary	16,209	15,141	13,534	45,678	38,255
Distribution and shareholder servicing	2,278	2,236	2,424	6,667	7,117
Custodial services	1,759	1,721	1,577	5,125	4,639
Other revenue	925	868	789	2,470	2,176
Total revenue	37,537	36,077	32,067	107,765	93,522
Expenses
Compensation and related costs	18,749	18,347	18,605	55,970	55,247
Distribution, servicing and custody expenses	2,512	2,497	2,596	7,367	7,834
Other operating costs	6,970	7,463	6,611	21,143	21,197
Total operating expenses	28,231	28,307	27,812	84,480	84,278
Operating income	9,306	7,770	4,255	23,285	9,244
Non-operating income (loss)
Non-operating income (loss), net	(73)	256	550	641	(1,087)
Income before provision for income taxes	9,233	8,026	4,805	23,926	8,157
Provision for (benefit from) income taxes	2,523	1,285	1,738	4,511	(28)
Net income attributable to the controlling and the noncontrolling interests	6,710	6,741	3,067	19,415	8,185
Less: net income attributable to the noncontrolling interests	207	816	560	1,747	3,274
Net income attributable to Manning & Napier, Inc.	$6,503	$5,925	$2,507	$17,668	$4,911

Net income per share available to Class A common stock
Basic	$0.35	$0.35	$0.15	$1.01	$0.30
Diluted	$0.29	$0.29	$0.13	$0.85	$0.15
Weighted average shares of Class A common stock outstanding
Basic	18,481,147	16,956,265	16,176,280	17,493,299	16,041,128
Diluted	22,226,455	20,314,285	18,928,954	20,843,170	48,339,759

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net income attributable to Manning & Napier, Inc.	$6,503	$5,925	$2,507	$17,668	$4,911
Add back: Net income attributable to the noncontrolling interests	207	816	560	1,747	3,274
Add back: Provision for (benefit from) income taxes	2,523	1,285	1,738	4,511	(28)
Income before provision for income taxes	9,233	8,026	4,805	23,926	8,157
Add back: Strategic restructuring and transaction costs, net (1)	560	814	414	2,276	2,091
Economic income (Non-GAAP)	9,793	8,840	5,219	26,202	10,248
Adjusted income taxes (Non-GAAP)	2,921	1,453	2,049	5,243	1,541
Economic net income (Non-GAAP)	$6,872	$7,387	$3,170	$20,959	$8,707

Weighted average shares of Class A common stock outstanding - Basic	18,481,147	16,956,265	16,176,280	17,493,299	16,041,128
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	428,812	2,004,276	2,021,781	1,479,121	30,713,850
Weighted average unvested restricted stock units and stock awards	3,890,091	4,001,287	3,562,979	3,885,833	3,306,941
Weighted average vested stock options	333,332	509,772	634,481	475,563	398,195
Weighted average adjusted shares (Non-GAAP)	23,133,382	23,471,600	22,395,521	23,333,816	50,460,114

Economic net income per adjusted share (Non-GAAP)	$0.30	$0.31	$0.14	$0.90	$0.17

(1) Strategic restructuring and transaction costs, net, are included in the following financial statement line items of our Consolidated Statements of Operations:

Compensation and benefits	$532	$156	$63	$1,172	$903
Other operating costs	28	658	351	1,104	1,188
Total strategic restructuring and transaction costs, net	$560	$814	$414	$2,276	$2,091

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of June 30, 2021	$9,613.5	$12,648.0	$22,261.5	$14,868.6	$6,333.9	$1,059.0	$22,261.5
Gross client inflows (1)	211.0	401.8	612.8	437.9	116.5	58.4	612.8
Gross client outflows (1)	(237.2)	(532.5)	(769.7)	(528.4)	(189.8)	(51.5)	(769.7)
Market appreciation/(depreciation) & other (2)	(107.0)	(21.4)	(128.4)	(103.3)	(30.9)	5.8	(128.4)
As of September 30, 2021	$9,480.3	$12,495.9	$21,976.2	$14,674.8	$6,229.7	$1,071.7	$21,976.2
Average AUM for period	$9,629.3	$12,732.2	$22,361.5	$14,908.6	$6,381.1	$1,071.8	$22,361.5

As of March 31, 2021	$9,217.5	$11,922.3	$21,139.8	$14,138.5	$5,982.6	$1,018.7	$21,139.8
Gross client inflows (1)	216.6	570.7	787.3	543.7	183.2	60.4	787.3
Gross client outflows (1)	(295.2)	(553.8)	(849.0)	(572.5)	(242.7)	(33.8)	(849.0)
Market appreciation/(depreciation) & other (2)	474.6	708.8	1,183.4	758.9	410.8	13.7	1,183.4
As of June 30, 2021	$9,613.5	$12,648.0	$22,261.5	$14,868.6	$6,333.9	$1,059.0	$22,261.5
Average AUM for period	$9,467.4	$12,373.0	$21,840.4	$14,562.2	$6,240.3	$1,037.9	$21,840.4

As of June 30, 2020	$8,334.4	$10,305.9	$18,640.3	$13,075.3	$4,561.7	$1,003.3	$18,640.3
Gross client inflows (1)	250.7	343.7	594.4	461.3	104.2	28.9	594.4
Gross client outflows (1)	(304.9)	(674.8)	(979.7)	(756.6)	(191.4)	(31.7)	(979.7)
AUM Reclassification (5)	(266.8)	266.8	—	—	—	—	—
Market appreciation/(depreciation) & other (2)	89.2	900.9	990.1	587.7	398.1	4.3	990.1
As of September 30, 2020	$8,102.6	$11,142.5	$19,245.1	$13,367.7	$4,872.6	$1,004.8	$19,245.1
Average AUM for period	$8,093.3	$11,129.6	$19,222.9	$13,432.5	$4,785.3	$1,005.1	$19,222.9

For the nine months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Gross client inflows (1)	652.4	1,374.1	2,026.5	1,361.4	487.3	177.8	2,026.5
Gross client outflows (1)	(837.7)	(1,539.8)	(2,377.5)	(1,602.1)	(632.6)	(142.8)	(2,377.5)
Market appreciation/(depreciation) & other (2) (3)	759.2	1,448.6	2,207.8	1,356.7	829.7	21.4	2,207.8
As of September 30, 2021	$9,480.3	$12,495.9	$21,976.2	$14,674.8	$6,229.7	$1,071.7	$21,976.2
Average AUM for period	$9,352.7	$12,178.9	$21,531.6	$14,388.1	$6,096.2	$1,047.3	$21,531.6

As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Gross client inflows (1)	646.1	1,169.9	1,816.0	1,256.0	440.8	119.2	1,816.0
Gross client outflows (1)	(1,040.9)	(2,279.6)	(3,320.5)	(2,424.8)	(715.6)	(180.1)	(3,320.5)
Market appreciation/(depreciation) & other (2)	(219.0)	1,488.5	1,269.5	1,063.2	158.6	47.7	1,269.5
As of September 30, 2020	$8,102.6	$11,142.5	$19,245.1	$13,367.7	$4,872.6	$1,004.8	$19,245.1
Average AUM for period	$7,903.8	$10,869.2	$18,773.0	$13,124.9	$4,635.3	$1,012.8	$18,773.0
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1.Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
2.Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of     changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
3.Beginning in 2021, AUM includes assets associated with our model-delivery business, previously classified as assets under advisement. These assets totaled $429.9 million at December 31, 2020, which is included above in market appreciation (depreciation) and other in the nine months ended September 30, 2021.

4.Assets under management and gross client flows between sales channels have been estimated based upon preliminary data. For a limited portion of our mutual fund assets under management, reporting by sales channel is not available at the time of this release. Such estimates have no impact on total AUM, total cash flows, or AUM by investment portfolio reported in the table above.
5.During the third quarter of 2020, the Company identified certain Institutional and Intermediary assets that were incorrectly allocated to the Wealth Management Sales Channel as of June 30, 2020. The difference had no impact to total AUM or AUM by Portfolio as of June 30, 2020 and were reclassified to the appropriate Sales Channel during the third quarter of 2020.
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